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                                                                       EXHIBIT 3



                                October 23 , 1998

Pulitzer Publishing Company
900 North Tucker Boulevard
St. Louis, MO  63101

Ladies and Gentlemen:

              Reference is hereby made to the Agreement and Plan of Merger by and among Pulitzer Publishing Company ("Pulitzer"), Pulitzer Inc. ("New Pulitzer") and Hearst-Argyle Television, Inc. ("Hearst-Argyle") dated as of May 25, 1998 (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

              Each of the undersigned (each, a "5% Stockholder") expects to receive shares of New Pulitzer Class B Common Stock and New Pulitzer Common Stock and shares of Hearst-Argyle Merger Stock pursuant to the proposed reorganization transactions of Pulitzer contemplated by the Merger Agreement. It has been explained to each 5% Stockholder that Pulitzer has requested a private letter ruling from the IRS relating to the federal income tax treatment of Pulitzer and its stockholders upon Pulitzer's distribution of New Pulitzer Stock to its stockholders and such stockholders' exchange of shares of Pulitzer Class B Common Stock and Pulitzer Common Stock for shares of Hearst-Argyle Merger Stock in connection with the Contribution, the Distribution (the Contribution and Distribution being collectively referred to herein as the "Spin-Off") and the Merger.

              In order to facilitate Pulitzer's request for a private letter ruling from the IRS, each 5% Stockholder hereby represents that he, she or it has no present plan or intention to dispose of any of the shares of Hearst-Argyle Merger Stock or New Pulitzer Stock which he, she or it will receive in the Spin-Off and the Merger and further agrees that in the absence of unanticipated events or circumstances necessitating a change of his, her or its present plans and intentions, he, she or it will not directly or indirectly offer, offer to sell, contract to sell, pledge or grant any option to purchase or otherwise dispose of or transfer (or announce any offer, offer to sell, sale, contract to sell, pledge or grant any option to purchase or other disposition or transfer) any of such shares of New Pulitzer Stock or Hearst-Argyle Merger Stock for a period of one year after the Spin-Off and the Merger (the "Restricted Period"), except for the following possible dispositions ("Permitted Dispositions"):

                   (i) gifts of Hearst-Argyle Merger Stock or New Pulitzer Stock to charitable organizations, charitable trusts or charitable split-interest trusts (of which, in the case of a gift to a charitable split-interest trust, the non-charitable beneficiary or beneficiaries is or are such 5% Stockholder or one or more family members, as defined in Section 267(c)(4) of the Code, of such 5% Stockholder);

                   (ii) gifts of Hearst-Argyle Merger Stock or New Pulitzer
              Stock for estate planning purposes to one or more family members (as defined in Section 267(c)(4) of the Code) of such 5% Stockholder or to entities if such 5% Stockholder or one or more family members ( as defined in Section 267(c)(4) of the Code) of such 5% Stockholder would be deemed under the constructive ownership rules of Section 267(c)(1) of the Code to own the Hearst-Argyle Merger Stock or New Pulitzer Stock owned by such entity; and

                   (iii) simultaneous sales of such 5% Stockholder's
              Hearst-Argyle Merger Stock and New Pulitzer Stock in amounts that represent equal proportions of the Hearst-Argyle Merger Stock and New Pulitzer Stock received by such 5% Stockholder in the Spin-Off and the Merger.
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October 23 , 1998
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Notwithstanding the foregoing, all Permitted Dispositions by the 5% Stockholders collectively during the Restricted Period will not exceed in the aggregate the number of shares of either Hearst-Argyle stock or New Pulitzer stock having a fair market value, immediately after the Spin-Off and the Merger, equal to 9.5% of the fair market value of all of such corporation's outstanding stock at such time. In this regard, each of the 5% Stockholders will be entitled to engage in a Permitted Disposition during the Restricted Period only to the extent such Permitted Disposition, when combined with all prior Permitted Dispositions by such 5% Stockholder during the Restricted Period, will not exceed 3.15% of the issued and outstanding stock of each of Hearst-Argyle and New Pulitzer, unless otherwise agreed in writing by each of the other 5% Stockholders. For this purpose, Marital Trust B U/I Joseph Pulitzer, Jr. Dated 6/12/74, as amended 10/20/92, and the Pulitzer Family Trust shall be considered a single 5% Stockholder.

              Each of the undersigned understands and acknowledges that Pulitzer and the IRS will rely upon the representations set forth in this letter and agrees that this letter shall be binding upon such 5% Stockholder and his, her or its successors, heirs, personal representatives and assigns.

                           Very truly yours,

                           MARITAL TRUST B U/I JOSEPH PULITZER,
                           JR. DATED 6/12/74, AS AMENDED 10/20/92

                                   By:  /s/ Emily Rauh Pulitzer
                                        --------------------------------------
                                        Emily Rauh Pulitzer, Successor Trustee

                                   By:  /s/ James V. Maloney
                                        --------------------------------------
                                        James V. Maloney, Successor Trustee

                                   By:  /s/ William Bush
                                        --------------------------------------
                                        William Bush, Successor Trustee

                                   PULITZER FAMILY TRUST

                                   By:  /s/ Emily Rauh Pulitzer
                                        --------------------------------------
                                        Emily Rauh Pulitzer, Trustee

                                   TRUST DATED 3/22/82 FBO MICHAEL E. PULITZER


                                   By:  /s/ Michael E. Pulitzer
                                        --------------------------------------
                                        Michael E. Pulitzer, Trustee

                                    /s/ David E. Moore
                                    ------------------------------------------
                                    David E. Moore